Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-74226) of JDS Uniphase Corporation of our report dated June 21, 2002, relating to the Statement of Net Assets Available for Benefits of the JDS Uniphase Corporation Employee 401(k) Retirement Plan as of December 31, 2001 and 2000, and the related Statement of Changes in Net Assets Available for Benefits for the year ended December 31, 2001 included in this Annual Report on Form 11-K.

By /s/ Mohler, Nixon & Williams

MOHLER, NIXON & WILLIAMS
Accountancy Corporation

Campbell, California
June 28, 2002